SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange
Act of 1934


 Date of Report (Date of earliest event reported):  July 15, 1998


             FIRST COMMONWEALTH FINANCIAL CORPORATION
      (Exact Name of registrant as specified in its charter)


   PENNSYLVANIA               0-11242               25-1428528
(State or other          (Commission File         (IRS Employer
 jurisdiction of              Number)         Identification No.)
 incorporation)


     22 N. Sixth Street, Indiana, PA                   15701
(Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code (412) 349-7220
PAGE
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Item 5.  Other Events

On July 15, 1998, the registrant entered into a definitive agreement to acquire Southwest National Corporation ("Southwest"). Southwest is a Pennsylvania-chartered bank holding company headquartered in Greensburg, Pennsylvania, which was established in 1981 for the purpose of owning 100% of the outstanding common stock of Southwest National Bank. Southwest National Bank is a nationally chartered, federally insured commercial bank also headquartered in Greensburg, Pennsylvania. Southwest has total assets of approximately $841 million, deposits of $646 million and equity of $84 million. Southwest traces its origins through Southwest National Bank to 1900 and maintains sixteen (16) community offices throughout Westmoreland and northeastern Allegheny Counties. Southwest shares are traded on the NASDAQ National Market System under the symbol "SWPA".

The agreement provides for the issuance of 2.9 shares of the registrant's common stock for each Southwest common share. Based on the closing price of the registrant on July 14, of $30.4375, the transaction has a current market value of $268 million or $88.27 per Southwest share. The transaction has been structured to be a tax-free reorganization accounted for as a pooling-of interests. In connection with the execution of the definitive agreement, Southwest has granted to First Commonwealth an option to purchase 19.9% of Southwest's outstanding common stock, should certain events occur.

On a pro-forma basis, as of June 30, 1998, the registrant would have total assets of over $4 billion, total equity of $363 million and market capitalization of $930 million. Its 98 branch franchise covers most major markets of Western Pennsylvania. The transaction is expected to be accretive to earnings per share in fiscal year 1999, while also increasing projected return on equity and return on assets.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 30, 1998



                         FIRST COMMONWEALTH FINANCIAL CORPORATION
                                                     (Registrant)


                         By  /S/JOHN J. DOLAN
                             John J. Dolan
                             Senior Vice President
                             and Chief Financial Officer
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